Exhibit 3.4(e)

AMENDMENT TO THE BYLAWS OF
CINEMARK USA, INC.

Article VII, Section 6 of the Bylaws is hereby amended and restated to read in its entirety as follows:

ARTICLE VII.

OFFICERS, EMPLOYEES AND AGENTS: POWERS AND DUTIES

Section 6.  Chairman of the Board; Vice Chairman of the Board.

(a) The Chairman of the Board shall preside when present at all meetings of the shareholders and the Board of Directors, and shall have the power to call special meetings of the Board of Directors and shareholders for any purpose or purposes. He shall advise and counsel the Vice Chairman, President and other officers of the Corporation and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors or the Executive Committee. The Chairman of the Board shall be the ranking chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business and shall see that all orders and resolutions of the Board are carried into effect. The Chairman of the Board, or in his absence, the Vice Chairman of the Board, shall preside when present at all meetings of the shareholders and the Board. The Chairman of the Board may execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation. The Chairman of the Board may delegate all or any of his powers or duties to the Vice Chairman of the Board or the President, if and to the extent deemed by the Chairman of the Board to be desirable or appropriate.

(b) The Vice Chairman of the Board shall, in the absence of a Chairman of the Board, preside, when present at meetings of the Shareholders and the Board of Directors and shall have the power to call special meetings of the Board of Directors and Shareholders for any purpose or purposes and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors, the Executive Committee or the Chairman of the Board.

CERTIFICATION

I, the undersigned officer, hereby certify that the foregoing Article \n, Section 6, was duly adopted as an amendment to the Bylaws of Cinemark USA, Inc. by Ordinary Meeting of the Board of Directors of Cinemark USA, Inc. dated March 5, 1996, to certify which witness my hand and seal of office this the 5th day of March, 1996.

/s/  Tandy Mitchell
Tandy Mitchell,
Secretary of Cinemark USA, Inc.